Exhibit 99.1

Dr. Julian Feneley Appointed CEO of BSML, Inc., Formerly BriteSmile, Inc.

John Reed, Current CEO, to Leave the Company November 15, 2006

WALNUT CREEK, Calif., Nov. 3 /PRNewswire-FirstCall/ -- BSML, Inc., formerly known as BriteSmile, Inc., (NasdaqSC: BSML) today announced that its CEO and President, John Reed, will leave the Company on November 15, 2006. Dr. Julian Feneley, a current director of the Company who previously served as its President, will re-join the Company on November 15, 2006 as its CEO and President.

Anthony M. Pilaro, the Chairman of the Board of Directors of the Company said, “We are extremely fortunate that Dr. Julian Feneley is returning to the Company as its CEO and President, under the terms of a five year employment agreement.” Mr. Pilaro continued, “We are also extremely grateful for the extraordinary effort John has given to managing the Company since the sale of the Associated Centers business.”

Dr. Feneley began working with BriteSmile as a consultant in January 2002, focusing on strategic and development initiatives, and was appointed President of the Company in February 2004. Previously, Dr Feneley co-founded narrowbridge (e-customer acquisition technology company) and Bioscience Managers (biotechnology venture capital and corporate finance boutique). Until 2000, Dr. Feneley headed the European healthcare investment banking franchise of J P Morgan. Prior to joining J P Morgan in 1990, Dr. Feneley qualified and worked as a medical doctor at the renowned Guy’s Hospital in London, England.

BSML, Inc., formerly known as BriteSmile, Inc., has developed and markets the most advanced teeth whitening technology available, as well as manages state-of-the-art BriteSmile Professional Teeth Whitening Centers. BSML Spa Centers are currently operating in Beverly Hills, Irvine, Palo Alto, Walnut Creek, San Francisco and La Jolla, CA; Houston, TX; Denver, CO; Boston, MA; McLean, VA; Atlanta, GA; New York, NY; Chicago and Schaumburg, IL; and, Phoenix, AZ. For more information about BSML’s procedures, call 1-800-BRITESMILE or visit the Company’s Website at http://www.britesmile.com .

This release, other than historical information, consists of forward- looking statements that involve risks and uncertainties. Readers are referred to the documents filed by BSML with the Securities and Exchange Commission, specifically the Company’s most recent reports on Forms 10-K and 10-Q, that identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements. BSML and its affiliates disclaim any intent or obligation to update these forward-looking statements.

 SOURCE  BSML, Inc.
          -0-                                        11/03/2006
          /CONTACT:  Kenneth A. Czaja, CFO, +1-925-941-6260, or Philip Powell, +1-925-279-2863/
          /Web site:  http://www.britesmile.com/